                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14C


                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
         OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. _______)


Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

[ ] Definitive Information Statement


                  FLEETCLEAN SYSTEMS, INC., a Texas corporation
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies:

$.01 par value common stock

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                              INFORMATION STATEMENT

To all stockholders of Fleetclean Systems, Inc.:

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

Please be advised that in accordance with Article 9.10 of the Texas Business Corporation Act and Article VIII of the Amended and Restated Articles of Incorporation of Fleetclean Systems, Inc., a Texas corporation (the "Corporation"), the holder or holders of shares having not less than the minimum number of votes that would be necessary to take action at any annual or special meeting of shareholders of the Corporation are providing you with this written notice that effective August ___, 2004 (the "Effective Date"), the holder or holders shall take the following actions, without a meeting, without further notice, and without a vote.

1. Approve, ratify and confirm the sale of Fleetclean Chemicals, Inc. to Kenneth
A. Phillips under that certain Acquisition Agreement between Kenneth A. Phillips and the Corporation.

2. Elect H. Dean Cubley to serve as a director of the Corporation until his successor(s) are elected and qualify.

3. Approve, ratify and confirm the conversion of the Corporation's outstanding Debentures into common stock, subject to the reverse split and change in domicile described below.

4. On the Effective Date, the Corporation shall amend its Articles of Incorporation to cause a reverse split of the Corporation's $.01 par value common stock whereby every seventy five (75) shares of common stock which are issued and outstanding are automatically converted into one (1) share of $.01 par value common stock; provided, however, that the Corporation shall issue one
(1) full share of $.01 par value common stock to its stockholders for any fractional interest remaining after conversion of all outstanding shares pursuant hereto.

5. Promptly following the Effective Date, the Corporation shall change the Corporation's domicile to the State of Nevada through a merger with a Nevada corporation and thereafter the Corporation's name shall be ERF Wireless, Inc.

All stockholders of record on July ___, 2004 are receiving this information statement, a copy of the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2003 and Quarterly Report on Form 10-QSB for the period ending March 31, 2004.

July ___, 2004
                                                     Sincerely


                                                     /s/ H. Dean Cubley
                                                     ---------------------------
                                                     H. Dean Cubley
                                                     Secretary

ITEM 1.  INFORMATION REQUIRED BY ITEMS OF SCHEDULE 14A.

Pursuant to the instructions to Schedule 14C this item need only be answered with respect to proposals to be made by the registrant. However, proxies, consents, or authorizations are not solicited by or on behalf of the management of the issuer. The registrant is filing this Schedule 14C Information Statement and mailing information to its stockholders pursuant to Section 14(c) of the Securities Exchange Act. Under Texas law, the holder or holders of shares having not less than the minimum number of votes that would be necessary to take action at any annual or special meeting of shareholders of the Corporation may act without a meeting, without prior notice, and without a vote.

ITEM 2.  STATEMENT THAT PROXIES ARE NOT SOLICITED.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

ITEM 3. INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

H. Dean Cubley was appointed to the Corporation's board of directors on May 11, 2004 and he formally accepted on May 26, 2004. Dr. Cubley, age 62, has served as chairman of the board of Eagle Broadband, Inc. (AMEX "EAG") since March 1996, as chief executive officer of Eagle Broadband, Inc. from March 1996 to October 2003, and as president from March 1996 until September 2001. Before that, Dr. Cubley served as vice-president of Eagle Telecom, Inc., from 1993 to March 1996. Dr. Cubley is also a member of the Oversight Committee for the University of Houston Epitaxy Center, which managed the Wake Shield Flight aboard the Shuttle in September 1995. Dr. Cubley has over 35 years of extensive experience in the field of telecommunications. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center in the Electromagnetic Systems Branch of the Engineering and Development Directorate. For a five-year portion of that period, Dr. Cubley was the antenna subsystems manager for all spacecraft antenna systems for the Shuttle Program. Dr. Cubley's duties included overall responsibility for the design, development, costs schedules and testing of the antennas and hardware for all Shuttle flights. Throughout his career, Dr. Cubley has authored or co-authored over fifty publications. In addition, he has a total of ten patents and patents-pending registered in his name. Dr. Cubley received a bachelor of science degree in electrical engineering from the University of Texas in 1964 and a master's degree in electrical engineering from the University of Texas in 1965. In 1970, Dr. Cubley received his Ph.D. in electrical engineering from the University of Houston.

Based upon the 25,105,460 shares of the Corporation's common stock issued and outstanding and the closing bid price of $.02 per share on July 13, 2004, Dr. Cubley's does not have a substantial interest in the proposed actions, other than election to office as a director.

ITEM 4.  PROPOSALS BY SECURITY HOLDERS

None.

ITEM 5.  DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Not applicable.